EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

July 9, 2007

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES

MANAGEMENT CHANGE FOR ITS

JUST-RITE SUPPLY SUBSIDIARY

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq CM: “IPII”) (the “Company”) today announced that Stephen C. Brown resigned as President of the Company’s subsidiary, Just-Rite Supply, Inc. (“Just-Rite”) to pursue other interests. Just-Rite is engaged in the distribution of stucco, gypsum, roofing, insulation and masonry products, as well as Company manufactured products.

Howard L. Ehler, Jr., the Company’s Executive Vice President and Chief Operating Officer, as well as Vice President of the Company’s subsidiaries, Just-Rite Supply, Inc. and Premix-Marbletite Manufacturing Co., will assume Mr. Brown’s responsibilities, until such time Just-Rite names a successor president. Mr. Ehler has served as Vice President of Just-Rite since its inception in 1999. Mr. Ehler will continue to serve as the Company’s Chief Operating Officer.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the states of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as stucco, gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” sections of the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission (“SEC”).